                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                               (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                        FILED PURSUANT TO 13d-2(b)
                          (Amendment No.   1   )(1)


                             DRUGSTORE.COM,INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                262241102
--------------------------------------------------------------------------------
                              (CUSIP Number)


--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)


-----------------------------------
   (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  262241102                    13G                   Page 2 of 8 Pages
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above persons (entities only).

          KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /  (b)  /X/
     of a Group*
-------------------------------------------------------------------------------
 (3) SEC Use Only
-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

          CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power                          0
 Beneficially
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power                9,185,203
 Person With:
                             --------------------------------------------------
                              (7) Sole Dispositive Power                     0

                             --------------------------------------------------
                              (8) Shared Dispositive Power           9,185,203

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each                     9,185,203
     Reporting Person
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)                    14.0%

-------------------------------------------------------------------------------
(12) Type of Reporting Person*                                              PN

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  262241102                    13G                   Page 3 of 8 Pages
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above persons (entities only).

          KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /    (b)  /X/
     of a Group*
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

          CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power                          0
 Beneficially
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     9,717,207 shares of which 9,185,203
                                  shares are directly held by KPCB VIII and
                                  532,004 shares are directly held by KPCB
                                  VIII Founders Fund, L.P., a California
                                  limited partnership ("KPCB VIII FF"). KPCB
                                  VIII Associates is the general partner of
                                  KPCB VIII and KPCB VIII FF.
                             --------------------------------------------------
                              (7) Sole Dispositive Power                     0

                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  9,717,297 shares of which 9,185,203 shares
                                  are directly held by KPCB VIII and 532,004
                                  shares are directly held by KPCB VIII FF.
                                  KPCB VIII Associates is the general partner
                                  of KPCB VIII and KPCB VIII FF.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each                     9,717,207
     Reporting Person
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)                    14.8%

-------------------------------------------------------------------------------
(12) Type of Reporting Person*                                              PN

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  262241102                    13G                   Page 4 of 8 Pages
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above persons (entities only).

          BROOK H. BYERS
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /     (b)  /X/
     of a Group*
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

          UNITED STATES
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power                          0
 Beneficially
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     10,071,245 shares of which 9,185,203 shares
                                  are directly held by KPCB VIII, 532,004
                                  shares are directly held by by KPCB VIII FF,
                                  351,538 shares are directly held by KPCB
                                  Life Sciences Zaibatsu Fund II, L.P., a
                                  California limited partnership ("KPCB ZF
                                  II"), and 2,500 shares are directly held by
                                  KPCB IX Associates, LLC, a California
                                  limited liability company ("KPCB IX
                                  Associates"). KPCB VIII Associates is the
                                  general partner of KPCB VIII and KPCB
                                  VIII FF. KPCB VII Associates, L.P., a
                                  California limited partnership ("KPCB VII
                                  Associates"), is the general partner of
                                  KPCB ZF II. Mr. Byers is a general partner
                                  of KPCB VIII Associates and KPCB VII
                                  Associates, and a managing director of KPCB IX
                                  Associates. Mr. Byers disclaims beneficial
                                  ownership of the shares held directly by
                                  KPCB VIII, KPCB VIII FF, KPCB ZF II and
                                  KPCB IX Associates.
                             --------------------------------------------------
                              (7) Sole Dispositive Power                     0

                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  10,071,245 shares of which 9,185,203
                                  shares are directly held by KPCB VIII,
                                  532,004 shares are directly held by by KPCB
                                  VIII FF, 351,538 shares are directly held by
                                  KPCB ZF II, and 2,500 shares are directly
                                  held by KPCB IX Associates. KPCB VIII
                                  Associates is the general partner of KPCB
                                  VIII and KPCB VIII FF. KPCB VII Associates
                                  is the general partner of KPCB ZF II. MR.
                                  Byers is a general partner of KPCB VIII
                                  Associates and KPCB VII Associates, and a
                                  managing director of KPCB IX Associates.
                                  Mr. Byers disclaims beneficial ownership of
                                  the shares held directly by KPCB VIII, KPCB
                                  VIII FF, KPCB ZF II and KPCB IX Associates.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each                    10,071,245
     Reporting Person
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)                    15.3%

-------------------------------------------------------------------------------
(12) Type of Reporting Person*                                              IN

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  262241102                    13G                   Page 5 of 8 Pages
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above persons (entities only).

          L. JOHN DOERR
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /    (b)  /X/
     of a Group*
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

          UNITED STATES
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power                  1,012,658
 Beneficially
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     10,071,245 shares of which 9,185,203 shares
                                  are directly held by KPCB VIII, 532,004 shares
                                  are directly held by by KPCB VIII FF, 351,538
                                  shares are directly held by KPCB ZF II, and
                                  2,500 shares are directly held by KPCB IX
                                  Associates. KPCB VIII Associates is the
                                  general partner of KPCB VIII and KPCB VIII FF.
                                  KPCB VII Associates is the general partner of
                                  KPCB ZF II. Mr. Doerr is a general partner of
                                  KPCB VIII Associates and KPCB VII Associates,
                                  and a managing director of KPCB IX Associates.
                                  Mr. Doerr disclaims beneficial ownership of
                                  the shares held directly by KPCB VIII, KPCB
                                  VIII FF, KPCB ZF II and KPCB IX Associates.
                             --------------------------------------------------
                              (7) Sole Dispositive Power             1,012,658

                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  10,071,245 shares of which 9,185,203
                                  shares are directly held by KPCB VIII,
                                  532,004 shares are directly held by by
                                  KPCB VIII FF, 351,538 shares are directly
                                  held by KPCB ZF II, and 2,500 shares are
                                  directly held by KPCB IX Associates. KPCB
                                  VIII Associates is the general partner of
                                  KPCB VIII and KPCB VIII FF. KPCB VII
                                  Associates is the general partner of KPCB
                                  ZF II. Mr. Doerr is a general partner of
                                  KPCB VIII Associates and KPCB VII Associates, and a managing director of KPCB IX Associates. Mr. Doerr disclaims beneficial ownership of the shares held directly by
                                  KPCB VIII, KPCB VIII FF, KPCB ZF II and KPCB
                                  IX Associates.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each                    11,083,903
     Reporting Person
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)                    16.8%

-------------------------------------------------------------------------------
(12) Type of Reporting Person*                                              IN

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 6 of 8 Pages

ITEM 1.

    (a)   NAME OF ISSUER

          drugstore.com,inc.

    (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          13920 SE Eastgate Way, Suite 300
          Bellevue, WA 98005

ITEM 2.

(a)-(c)   NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING

          This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Messrs. Byers and Doerr, general partners of
          KPCB VIII Associates and KPCB VII Associates, and managing directors of KPCB IX Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, are both United States citizens. KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF. KPCB VII Associates is general partner to KPCB ZF II.

    (d)   TITLE OF CLASS OF SECURITIES

          Common Stock

    (e)   CUSIP NUMBER

          262241102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP

         See rows 5-11 of cover pages.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII FF and KPCB ZF II, and the operating agreement of KPCB IX Associates, the general and limited partners and members of such entities, may have the right to receive dividends on, or the proceeds from the sale of the Shares of dugstore.com, inc. held by such entity. No such partner's or member's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                                           Page 7 of 8 Pages
                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: Febuary 13, 2001

BROOKS H. BYERS                          KPCB VIII ASSOCIATES, L.P., A
L. JOHN DOERR                            CALIFORNIA LIMITED PARTNERSHIP


Signature: /s/ Michael S. Curry          Signature: /s/ Brook H. Byers
          ------------------------                 ------------------------
           Michael S. Curry                         Brook H. Byers
           Attorney-in-Fact                         A General Partner


                                         KLEINER PERKINS CAUFIELD & BYERS
                                         VIII, L.P., A CALIFORNIA LIMITED
                                         PARTNERSHIP

                                         By: KPCB VIII Associates, L.P.,
                                         a California Limited Partnership,
                                         its General Partner

                                         Signature: /s/ Brook H. Byers
                                                   ------------------------
                                                    Brook H. Byers
                                                    A General Partner

                                                           Page 8 of 8 Pages
                                  EXHIBIT A

                         AGREEMENT OF JOINT FILING

    The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001 containing the information required by Schedule 13G, for the Shares of drugstore.com, inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date: Febuary 13, 2001

BROOKS H. BYERS                          KPCB VIII ASSOCIATES, L.P., A
L. JOHN DOERR                            CALIFORNIA LIMITED PARTNERSHIP


Signature: /s/ Michael S. Curry          Signature: /s/ Brook H. Byers
          ------------------------                 ------------------------
           Michael S. Curry                         Brook H. Byers
           Attorney-in-Fact                         A General Partner


                                         KLEINER PERKINS CAUFIELD & BYERS
                                         VIII, L.P., A CALIFORNIA LIMITED
                                         PARTNERSHIP

                                         By: KPCB VIII Associates, L.P.,
                                         a California Limited Partnership,
                                         its General Partner

                                         Signature: /s/ Brook H. Byers
                                                   ------------------------
                                                    Brook H. Byers
                                                    A General Partner